Exhibit 99.1

Longs Reports Preliminary June Sales

WALNUT CREEK, CA (July 9, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $445.1 million for the five-week period ended July 1, 2004, a 1.6% increase over sales of $438.1 million in the comparable period a year ago. Pharmacy sales were 47.0% of total drug store sales compared with 46.7% a year ago.

Preliminary June same-store sales were up 0.04% or flat with the comparable period last year. Pharmacy same-store sales increased 0.2% and front-end same-store sales decreased 0.1%. Although the Company anticipated softer sales for the month of June due to the observance of the Fourth of July holiday shifting from Friday to Monday and the corresponding shift in the related promotional sales event, sales for the month were below expectations.

Preliminary quarter-to-date total sales of $806.8 million for the nine weeks ended July 1, 2004, were 3.0% higher than the $783.6 million reported in the comparable period last year. Pharmacy sales were 47.2% of total drug store sales during the period, compared with 46.5% a year ago. Same-store sales increased 1.4%, with pharmacy same-store sales increasing 2.6% and front-end same-store sales increasing 0.4%.

Preliminary year-to-date total sales of $1.97 billion for the 22 weeks ended July 1, 2004 were 4.2% higher than the $1.89 billion reported in the comparable period last year. Pharmacy sales were 47.5% of total drug store sales during the period, compared with 46.7% a year ago. Same-store sales increased 2.2%, with pharmacy same-store sales increasing 3.2% and front-end same-store sales increasing 1.2%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.